EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Maxwell Technologies, Inc. for the registration of its securities and to the incorporation by reference therein of our report dated February 7, 2003, with respect to the 2002 and 2001 consolidated financial statements and schedule of Maxwell Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, to be filed on or about September 7, 2004 with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California
August 31, 2004